As filed with the Securities and Exchange Commission on July 1, 2008	Registration No. 333-126520

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
ANADARKO PETROLEUM CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	76-0146568 (I.R.S. Employer Identification No.)
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(Address of Principal Executive Offices, including Zip Code)

Anadarko Petroleum Corporation
Amended and Restated 1999 Stock Incentive Plan
(Full Title of the Plan)

Robert K. Reeves
Senior Vice President, General Counsel,
Chief Administrative Officer and Corporate Secretary
Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(832) 636-1000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Michael E. Dillard, P.C.
John Goodgame
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
(713) 220-5800
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐
(Do not check if smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
     Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-126520) filed on July 11, 2005 is filed to deregister certain securities remaining available for issuance under such Registration Statement as described below.
     On July 11, 2005, Anadarko Petroleum Corporation (the “Registrant”) filed the Registration Statement on Form S-8 (File No. 333-126520) to register an aggregate of 7,987,230 shares of common stock, par value $0.10 per share (the “Common Stock”) under its Amended and Restated 1999 Stock Incentive Plan (the “1999 Plan”). On May 20, 2008, at the Registrant’s annual meeting of stockholders, the Registrant’s stockholders approved the adoption of the 2008 Omnibus Incentive Compensation Plan (the “2008 Plan”). In connection with the approval of the 2008 Plan, the Board of Directors of the Registrant has determined that no future awards will be made under the 1999 Plan. The shares of Common Stock that remain available for issuance under the 1999 Plan and which are not subject to outstanding awards under the 1999 Plan are to be included in the shares of Common Stock available for issuance under the 2008 Plan. As of May 20, 2008, there were 4,065,335 such shares of Common Stock (collectively, the “Carried Forward Shares”).
     This Post-Effective Amendment No. 1 is being filed to deregister the Carried Forward Shares. The Registrant is concurrently filing a separate Registration Statement on Form S-8 (the “2008 Plan Registration Statement”) to register the Carried Forward Shares for issuance under the 2008 Plan and to carry over the filing fees for the Carried Forward Shares.
     In accordance with the principles set forth in Interpretation No. 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Registrant is filing this Post-Effective Amendment No. 1 (i) to reallocate the Carried Forward Shares from the 1999 Plan to the 2008 Plan and (ii) to carry over the registration fees paid with respect to the Carried Forward Shares from the Registration Statement on Form S-8 (File No. 333-126520), filed for the 1999 Plan, to the 2008 Plan Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-effective Amendment No. 1 on Form S-8 and has duly caused this Post-effective Amendment No. 1 on Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on this 30th day of June, 2008.

ANADARKO PETROLEUM CORPORATION
By:	/s/ R.A. Walker
R.A. Walker
Senior Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below and on the next page constitutes and appoints R.A. Walker and James T. Hackett, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James T. Hackett James T. Hackett	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2008

/s/ R.A. Walker R.A. Walker	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	June 30, 2008

/s/ Bruce W. Busmire Bruce W. Busmire	Vice President, Chief Accounting Officer and Treasurer (Principal Accounting Officer)	June 30, 2008

/s/ Robert J. Allison, Jr. Robert J. Allison, Jr.	Director	June 30, 2008

/s/ Larry Barcus Larry Barcus	Director	June 30, 2008

Signature	Title	Date

/s/ James L. Bryan James L. Bryan	Director	June 30, 2008

/s/ John R. Butler, Jr. John R. Butler, Jr.	Director	June 30, 2008

/s/ Luke R. Corbett Luke R. Corbett	Director	June 30, 2008

/s/ H. Paulett Eberhart H. Paulett Eberhart	Director	June 30, 2008

/s/ Peter J. Fluor Peter J. Fluor	Director	June 30, 2008

/s/ John R. Gordon John R. Gordon	Director	June 30, 2008

/s/ John W. Poduska, Sr., Ph.D. John W. Poduska, Sr., Ph.D.	Director	June 30, 2008

/s/ Paula Rosput Reynolds Paula Rosput Reynolds	Director	June 30, 2008